Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Ohmyhome Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.001 per share	457 (o)	3,250,000	$5	$16,250,000	$0.00011020	$1,791
Fees to be Paid	Equity	Ordinary Shares, par value US$0.001 per share (1)	457 (o)	975,000	$5	$4,875,000	$0.00011020	$538
Fees to be Paid	Equity	—		—	—	—	—	—
Fees Previously Paid	Equity	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$2,329
	Total Fees Previously Paid						$0
	Total Fee Offsets						—
	Net Fee Due						$2,329

(1) Reflects the resale by the selling shareholder set forth herein of up to 975,000 ordinary shares.